                                                                     EXHIBIT 4.2

                         REGISTRATION RIGHTS AGREEMENT

         This Registration Rights Agreement (this "Agreement") is made and entered into as of the 15th day of October, 1998, by and among CTL ImmunoTherapies Corp., an Ontario corporation (the "Company"), Medical Research Group, LLC, a limited liability company, McLean Watson Advisory Inc., an Ontario corporation, and Alfred E. Mann (said parties other than the Company being referred to collectively as the "Purchasers").

                                    RECITALS

         A. The Company and the Purchasers have entered into a Line of Credit Agreement concurrently with the execution and delivery of this Agreement (the "Credit Agreement") pursuant to which the Purchasers have agreed to make available to the Company a line of credit aggregating $3 million. The indebtedness under the Credit Agreement is convertible into Series A Preferred Shares ("Preferred Shares") and, under certain circumstances, into Class A Voting Common Shares of the Company ("Common Shares"). The Preferred Shares are themselves convertible into Common Shares.

         B. The parties now desire to enter into this Agreement to provide, with respect to the Common Shares issuable upon conversion of the indebtedness under the Credit Agreement and/or upon conversion of the Preferred Shares, certain rights with respect to registration under the U. S. Securities Act of 1933 or qualification under the analogous provisions of Canadian Law, all on the terms and subject to the conditions set forth in this Agreement.

                                       1.
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                                    AGREEMENT

         NOW, THEREFORE, based on the preceding facts, and in consideration of the mutual covenants set forth below, the parties to this Agreement agree as follows:

         1. DEFINITIONS. For the purposes of this Agreement, the following words shall have the meanings set forth below:

                  "Canadian Law" means the statutes, regulations and policy statements relating to the public distribution of securities in each of the provinces of Canada in force from time to time;

                  "Commission" means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

                  "Common Shares" shall have the meaning set forth in Paragraph A of the Recitals.

                  "Company's Notice" shall have the meaning set forth in Section 2 hereof.

                  "Control Block" shall have the meaning specified under Canadian Law.

                  "Credit Agreement" shall have the meaning set forth in Paragraph A of the Recitals.

                  "Initial Public Offering" means the first sale of Common Shares to the public which is effected pursuant to a registration statement filed with and declared effective by the U.S. Securities and Exchange Commission under the Securities Act of 1933 or pursuant to the qualifications of the Common Shares under the analogous procedures under Canadian Law.

                  "Initiating Holders" means the holders of Registrable Securities initially requesting registration of Registrable Securities pursuant to Section 2 of this Agreement or, if Exhibit A is applicable, Section 1 thereof.

                  "Prospective Sellers" shall have the meaning set forth in
Section 7(a)(ii) hereof.

                  "Credit Agreement" shall have the meaning set forth in Paragraph A of the Recitals.

                  "Piggyback Notice" shall have the meaning set forth in Section 4 hereof.

                  "Preferred Shares" shall have the meaning set forth in Paragraph A of the Recitals and shall include shares issued with respect to any such shares.

                  "Qualified Shares" shall have the meaning set forth in Section 1 of Exhibit A.

                  The terms "register," "registered" and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of the

                                       2.

effectiveness of such registration statement.

                  "Registrable Securities" means (i) any Common Shares issued or issuable upon conversion of the Preferred Shares, (ii) any Common Shares issued or issuable with respect to the Common Shares referred in clause (i) of this paragraph by reason of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. The number of shares of "Registrable Securities then outstanding" shall be determined by the number of Common Shares outstanding which are Registrable Securities and the number of Common Shares issuable pursuant to then exercisable or convertible securities (including without limitation the Promissory Notes delivered pursuant to the Credit Agreement and the Preferred Shares) which are exercisable for or convertible into Registrable Securities.

                  "Requesting Holders" shall have the meaning set forth in
Section 2 of this Agreement.

                  "Securities Act" means the Securities Act of 1933, as amended.

         Other Terms. Unless the context otherwise requires, all capitalized terms not defined in this Agreement shall have the respective meanings accorded to them in the Credit Agreement.

         2.       REQUIRED REGISTRATIONS.

                  (a) DEMAND REGISTRATION. If, at any time after the Company has completed an Initial Public Offering, Initiating Holders holding at least a majority of the Registrable Securities then outstanding propose to dispose of Common Shares having an aggregate price to the public (net of any underwriters' discounts and commissions) of at least U.S.$5,000,000, then such holders may request the Company in writing to effect such registration, stating the form of registration statement under the Securities Act to be used, the number of shares of Registrable Securities to be disposed of and the intended method of disposition of such shares. If the Company's Initial Public Offering occurred primarily in Canada under Canadian Law, then, in lieu of registration under the U. S. Securities Act, the Common Shares shall be qualified under the analogous provisions of Canadian Law in accordance with Exhibit A hereto. In such event, all references herein to "register", "registered" and "registration" shall refer to the qualification of securities for sale to the public in all provinces of Canada by filing a prospectus in accordance with Canadian Law mutatis mutandis.

                  (b) Upon receipt of the request of the Initiating Holders pursuant to Section 2(a) above, the Company shall give prompt written notice thereof to all other holders of Registrable Securities. Subject to the provisions of this Subsection (b) and Section 3 below, the Company shall use its best efforts promptly to effect the registration under the Securities Act of all shares of Registrable Securities specified in the requests of the Initiating Holders and the requests (stating the number of shares of Registrable Securities to be disposed of and the intended method of disposition of such shares) of other holders of shares of Registrable Securities ("Requesting Holders") given within 30 days after receipt of such notice from the Company.

         3.       LIMITATIONS ON REQUIRED REGISTRATIONS.

                                       3.

                  (a) The Company shall not be required to prepare and file more than two (2) registration statements, which actually become or are declared effective at the request of holders of Registrable Securities pursuant to
Section 2(a) hereof.

                  (b) Only Common Shares may be included in a registration, and, whenever a registration requested by the holders of Registrable Securities is for a firmly underwritten offering, if the underwriters determine, in their sole discretion, that the number of Common Shares so included which are to be sold by the holders of Registrable Securities is limited due to market conditions, the holders (including both the Initiating Holders and the Requesting Holders) of Registrable Securities proposing to sell their shares in such underwriting and registration shall share pro rata in the available portion of the registration in question, such sharing to be based upon the number of shares of Registrable Securities then held by such holders, respectively. If any holder of Registrable Securities disapproves of the terms of the underwriting, such holder may elect to withdraw therefrom by written notice to the Company, the underwriter and the Initiating Holders. The Registrable Securities so withdrawn shall also be withdrawn from registration; provided, however, that, if by the withdrawal of such Registrable Securities a greater number of shares of Registrable Securities held by other holders of Registrable Securities may be included in such registration (up to the maximum of any limitation imposed by the underwriters), then the Company shall offer to all holders of Registrable Securities who have included Registrable Securities in the registration the right to include additional Registrable Securities in the same proportion used in determining the limitation imposed by the provisions of this Section 3(b).

                  (c) The Company shall not be required to prepare and file a registration statement pursuant to Section 2 hereof which would become effective within 180 days following the effective date of a registration statement filed by the Company with the Commission pertaining to an underwritten public offering of securities for cash for the account of the Company or if the Initiating Holders' request for registration is received by the Company subsequent to such time as the Company in good faith gives written notice to the holders of Registrable Securities that the Company is commencing to prepare a Company-initiated registration statement and the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective.

                  (d) The Company shall be entitled to postpone for a reasonable period of time (but not exceeding 60 days) the filing of any registration statement (or prospectus, as the case may be) otherwise required to be prepared and filed by it hereunder if the Company determines, in its reasonable judgment, that such registration and offering would have a material and adverse impact on any financing, acquisition, reorganization or other material transaction involving the Company or would require premature disclosures thereof and the Company promptly gives the Initiating Holders and Requesting Holders written notice of such determination, containing a general statement of the reasons for such postponement and an approximation of the anticipated delay.

         4. COMPANY REGISTRATION. If (but without any obligation to do so) the Company at any time proposes to register any of its securities for sale for its own account or for the account of any other person (other than a registration relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or a Rule 145

                                       4.

transaction, or a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Securities), it shall each such time give written notice (the "Company's Notice"), at its expense, to all holders of Registrable Securities of its intention to do so at least 15 days prior to the filing of a registration statement with respect to such registration with the Commission. If any holder of Registrable Securities desires to dispose of all or part of such stock, it may request registration thereof in connection with the Company's registration by delivering to the Company, within ten (10) days after receipt of the Company's Notice, written notice of such request (the "Piggyback Notice") stating the number of shares of Registrable Securities to be disposed of and the intended method of disposition of such shares by such holder or holders. The Company shall use its best efforts to cause all shares of Registrable Securities specified in the Piggyback Notice to be registered under the Securities Act so as to permit the sale or other disposition (in accordance with the intended methods thereof as aforesaid) by such holder or holders of the shares so registered, subject, however, to the limitations set forth in Section 5 hereof.

         5.       LIMITATIONS ON COMPANY REGISTRATION.

                  (a) If the registration of which the Company gives notice pursuant to Section 4 above is for the purpose of permitting a disposition of securities by the Company pursuant to a firm commitment underwritten offering, the notice shall so state, and the Company shall have the right to limit the aggregate size of the offering or the number of shares to be included therein by stockholders of the Company if requested to do so in good faith by the Board of Directors of the Company and only securities which are to be included in the underwriting may be included in the registration.

                  (b) Whenever the number of shares which may be registered pursuant to Section 4 is limited by the provisions of Section 5(a) above, the Company shall have priority as to sales over the holders of Registrable Securities and each holder hereby agrees that it shall withdraw its securities from such registration to the extent necessary to allow the Company to include all the shares which the Company desires to sell for its own account to be included within such registration. The holders of Registrable Securities given rights by Section 4 above shall share pro rata (as a single class) in the available portion of the registration in question, such sharing to be based upon the number of shares of such stock then held by each of such holders, respectively.

         6. DESIGNATION OF UNDERWRITER. In the case of any registration initiated by the holders of Registrable Securities pursuant to the provisions of
Section 2 hereof which is proposed to be effected pursuant to a firm commitment underwriting, the Company shall have the right to designate the managing underwriter (which underwriter shall be reasonably acceptable to the holders of a majority of the Registrable Securities participating in the transaction), and all holders of Registrable Securities participating in the registration shall sell their shares only pursuant to such underwriting.

         7.       REGISTRATION PROCEDURES.

                  (a) Subject to Section 7(b), if and when the Company is required by the provisions of this Agreement to use its best efforts to effect the registration of shares of

                                       5.

Registrable Securities, the Company shall:

                           (i)      prepare and file with the Commission a
registration statement with respect to such shares and use its best efforts to cause such registration statement to become and remain effective for up to 120 days as provided herein;

                           (ii)     prepare and file with the Commission such
amendments and supplements to such registration statement and the prospectuses used in connection therewith as may be necessary to keep such registration statement effective and current and to comply with the provisions of the Securities Act with respect to the sale or other disposition of all shares covered by such registration statement, including such amendments and supplements as may be necessary to reflect the intended method of disposition from time to time of the holder or holders of such shares who have requested that any of their shares be sold or otherwise disposed of in connection with the registration (the "Prospective Sellers");

                           (iii)    furnish to each Prospective Seller such
number of copies of each prospectus, including preliminary prospectuses, in conformity with the requirements of the Securities Act, and such other documents, as the Prospective Seller may reasonably request in order to facilitate the public sale or other disposition of the shares owned by it;

                           (iv)     use its best efforts to register or qualify
the shares covered by such registration statement under such other securities or blue sky or other applicable laws of such jurisdictions as each Prospective Seller shall reasonably request to enable such seller to consummate the public sale or other disposition of the shares owned by such seller; provided that, the Company shall not be required in connection therewith to qualify to do business or to file a general consent to service of process in any such jurisdiction;

                           (v)      cause all such shares to be listed on each
securities exchange on which similar securities issued by the Company are then listed;

                           (vi)     provide a transfer agent and registrar for
all such shares not later than the effective date of such registration statement;

                           (vii)    enter into such customary agreements
(including an underwriting agreement) and take all such other customary actions as the holders of a majority of the shares being sold reasonably request in order to expedite or facilitate the disposition of such shares; and

                           (viii)   make available for inspection by any
Prospective Seller, any underwriter participating in any disposition pursuant to such registration statement, and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company's officers, directors and employees to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with the preparation of such registration statement; and

                           (ix)     furnish to the Initiating and Requesting
Holders and the underwriters, if any, (i) an opinion of counsel for the Company and (ii) a "comfort" letter signed by the auditors who have certified the Company's financial statements included in such

                                       6.

registration statement, each covering substantially the same matters with respect to such registration statement as are customarily covered in opinions of issuer's counsel and in accountants comfort letters delivered to the underwriters in underwritten public offerings of Securities A.

                  (b) If any registration is required by the provisions of this Agreement to be made under Canadian Law, the Company shall comply with the provisions of Exhibit A.

                  (c) Each Prospective Seller of such shares shall furnish to the Company such information as the Company may reasonably require from the Prospective Seller for inclusion in the registration statement (and the prospectus included therein).

                  (d) The Prospective Sellers shall not (until further notice) effect sales of the shares covered by the registration statement after receipt of written notice from the Company to suspend sales to permit the Company to correct or update a registration statement or prospectus.

         8.       EXPENSES OF REGISTRATION.

                  (a) All registration and filing fees, printing expenses, expenses of compliance with blue sky laws, fees and disbursements of counsel for the Company and expenses of any audits other professional opinions incidental to or required by any registration pursuant to Sections 2 or 4 hereof ("Registration Expenses") shall be borne by the Company; provided, however, that the Company shall be required to bear the Registration Expenses for a maximum of three (3), or, if the Initial Public Offering was completed under Canadian Law, the Company shall be required to bear the Registration Expenses for a maximum of three prospectuses filed under Canadian Law.

                  (b) Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2(a) if the registration request is subsequently withdrawn at the request of the holders of a majority of the Registrable Securities to be registered (in which case all participating holders shall bear such expenses); provided, however, that if at the time of such withdrawal the holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Initiating Holders at the time of their request, then the holders shall not be required to pay any of such expenses.

         9.       INDEMNIFICATION.

                  (a) To the extent permitted by law, in the event of any registration or qualification of any of its securities under the Securities Act or Canadian Law, as applicable, pursuant to this Agreement, the Company shall indemnify and hold harmless each holder requesting or joining in a registration or qualification of such securities, each underwriter (as defined in the Securities Act or Canadian Law, as applicable) and each controlling person of any holder or underwriter, if any, (within the meaning of the Securities Act) or Canadian Law, as applicable, and each person or company who signs any prospectus or amendment thereto in accordance with Canadian Law against any losses, claims, damages or liabilities, joint or several (or actions in respect thereof), to which such holder, underwriter, controlling person or signatory may be subject under the Securities Act or Canadian Law, as applicable, under any other statute

                                       7.

or at common law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement (or alleged untrue statement) of any material fact contained in any registration statement under which such securities were registered under the Securities Act, any preliminary prospectus or final prospectus filed under Canadian Law or contained in any filed registration statement, or any summary prospectus issued in connection with any securities being registered, or any amendment or supplement thereto, or any other document, or (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or (iii) any violation by the Company of the Securities Act, Canadian Law or any Blue Sky law, or any rule or regulation promulgated under the Securities Act, Canadian Law or any Blue Sky law, or any other law, applicable to the Company in connection with any such registration, qualification or compliance ((i), (ii) and (iii) are each referred to hereafter as a "Violation"), and shall reimburse each such holder, underwriter, controlling person or signatory for any legal or other expenses reasonably incurred by such holder, underwriter, controlling person or signatory in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company shall not be liable to any holder, underwriter, controlling person or signatory in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or omission made in such registration statement, preliminary prospectus, summary prospectus, prospectus, or amendment or supplement thereto, or any other document, in reliance upon and in conformity with written information furnished to the Company by such holder, underwriter, controlling person or signatory, respectively, specifically for use therein.

                  (b) To the extent permitted by law, in the event of any registration of any of its securities under the Securities Act or Canadian Law, as applicable, pursuant to this Agreement, each holder requesting or joining in a registration of such securities shall indemnify and hold harmless the Company, each underwriter (as defined in the Securities Act or Canadian Law, as applicable) and each controlling person of the Company or underwriter, if any, (within the meaning of the Securities Act) or Canadian Law, as applicable, and each person or company who signs any prospectus or amendment thereto in accordance with Canadian Law against any losses, claims, damages or liabilities, joint or several (or actions in respect thereof), to which the Company, underwriter, controlling person or signatory may be subject under the Securities Act or Canadian Law, under any other statute or at common law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon written information furnished by the holder expressly for use in connection with such registration, and shall reimburse the Company, underwriter, controlling person or signatory for any legal or other expenses reasonably incurred by the Company, underwriter, controlling person or signatory in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the holder shall not be liable to the Company, underwriter, controlling person or signatory in any such case to the extent that any such loss, claim, damage or liability exceeds the gross proceeds from the offering received by such holder from the underwriters. The indemnity provided for herein shall remain in full force and effect regardless of any investigation made by or on behalf of the Company, underwriter, controlling person or signatory.

                  (c) If the indemnification provided for in Section 9(a) or 9(b) above is

                                       8.

unavailable to an indemnified party in respect of any losses, claims, damages or liabilities referred to therein, then the indemnifying party in lieu of indemnifying such indemnified party thereunder shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities, in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party, or by the indemnified party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

                           The parties agree that it would not be just and
equitable if contribution pursuant to this Section 9(c) were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities or actions in respect thereof referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 9(c), no holder shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities sold by it exceeds the amount of any damages which such holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentations (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

                  (d)      Promptly after receipt by an indemnified party under
Section 9(a) or 9(b) above of notice of the commencement of any action, such indemnified party shall notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under such Sections or to the extent that it has not been prejudiced as a proximate result of such failure. In case any such action shall be brought against any indemnified party, and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel satisfactory to such indemnified party; provided, however, that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses (in which case the indemnifying party shall not have the right to direct the defense of such action on behalf of the indemnified party or parties). Upon the permitted assumption by the indemnifying party of the defense of such action, and approval by the indemnified party of counsel, the indemnifying party shall not be liable to such indemnified party under this Section 9 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof unless

                                       9.

(i) the indemnified party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence, (ii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time, (iii) the indemnifying party and its counsel do not actively and vigorously pursue the defense of such action or (iv) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party.

         10. RIGHTS WHICH MAY BE GRANTED TO OTHER PERSONS. The Company shall not grant any person registration rights which shall in any way whatsoever impair the priority of the registration rights granted to the Purchasers in this Agreement.

         11. RULE 144 REQUIREMENTS. Immediately after the date on which a registration statement filed by the Company under the Securities Act becomes effective, the Company shall undertake to make and keep publicly available, and available to the holders of Registrable Securities, such information as is necessary to enable the holders of Registrable Securities to make sales of such stock pursuant to Rule 144 of the Commission under the Securities Act. The Company shall furnish to any such holder, upon request, a written statement executed by the Company as to the steps it has taken to comply with the current public information requirements of Rule 144.

         12. STAND-STILL PERIOD. If the Company files a registration statement in connection with any offering to which this Agreement applies, the holders of the Preferred Shares and any in accordance with the Securities Act (or prospectus under Canadian Law) Common Shares issued upon conversion of the Preferred Shares and/or conversion of the indebtedness under the Credit Agreement shall not effect any sale or distribution of any shares (except pursuant to such registration statement) of the capital stock of the Company, whether now owned or hereafter acquired, during the period requested by the underwriters commencing with the effective date of such registration statement or prospectus and ending on the close of business on a date which is not more than one hundred and eighty (180) days thereafter or such time as the registration statement or prospectus is withdrawn, whichever is earlier. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of such holders until the end of such period.

         13. ASSIGNMENT. The rights to cause the Company to register Registrable Securities pursuant to this Agreement may be assigned (but only with all related obligations) by the Purchasers to a transferee or assignee (other than a competitor of the Company) of such securities who, after such assignment or transfer, holds at least 100,000 Common Shares issued or issuable upon conversion of Preferred Shares or conversion of the indebtedness under the Credit Agreement (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations), provided the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned.

         14.      MISCELLANEOUS.

                  (a) SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided herein,

                                      10.

the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors of the parties but neither party will have the right to assign its rights under this Agreement to any other person or entity without the prior written consent of the other party, which consent can be withheld for any reason or without reason. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

                  (b) JOINT AND SEVERAL OBLIGATIONS OF PURCHASERS. The obligations of the Purchasers under this Agreement are several and not joint.

                  (c) GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

                  (d) COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  (e) TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

                  (f) NOTICES. Unless otherwise provided herein, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or three (3) days after deposit in the United States mail, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by ten (10) days' advance written notice to the other parties.

                  (g) SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

                  (h) ENTIRE AGREEMENT. This Agreement and the other agreements referred to herein constitute the entire understanding and agreement between the parties with regard to the specific subject matter hereof and no party shall be liable or bound by any representation, warranty, covenant or agreement except as specifically set forth herein. Any previous agreement (whether written, oral or implied) among the parties relative to the specific subject matter hereof is superseded by this Agreement.

                  (i) AMENDMENTS AND WAIVERS. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally or in writing, except that any term of this Agreement may be amended and the observance of any such term may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the holders of at least a majority of the Registrable Securities then in existence; provided, however, that no such amendment or waiver shall affect

                                      11.

the provisions of this Section, no such waiver shall extend to or affect any other obligation not expressly waived.

                  (j) SPECIFIC PERFORMANCE. The parties hereto agree that the capital stock of the Company cannot be purchased or sold in the open market and that, for these reasons, among others, the parties will be irreparably damaged in the event that this Agreement is not specifically enforceable. Accordingly, in the event of any controversy concerning the capital stock which is the subject of this Agreement, or any right or obligation to register such securities, such right or obligation shall be enforceable in a court of equity by specific performance. The rights granted in this Section shall be cumulative and not exclusive, and shall be in addition to any and all other rights which the parties hereto may have hereunder, at law or in equity.

                                      12.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above-written.

"COMPANY"                              CTL IMMUNOTHERAPIES CORP.,
                                       an Ontario corporation

                                       By: /s/ John Simard
                                           -------------------------------------
                                           John Simard,
                                           Chief Executive Officer

                                       By: /s/ Edwin Nordholm
                                           -------------------------------------
                                           Edwin Nordholm,
                                           President and Chief Operating Officer

                                       Address: One First Canadian Place
                                                Suite 5100
                                                One First Canadian Place
                                                Toronto, Ontario  M5X1A4

"PURCHASERS"

MEDICAL RESEARCH GROUP, LLC, a
Delaware limited liability company

By:  AEM MINIMED CORP., its Manager

By: /s/ Alfred E. Mann
    --------------------------------      By: /s/ Alfred E. Mann
    Alfred E. Mann,                           ----------------------------------
    President                                     ALFRED E. MANN

Address: 12744 San Fernando Road          Address: 12744 San Fernando Road
         Sylmar, CA  91342                         Sylmar, CA  91342

                                          MCLEAN WATSON ADVISORY, INC.,
                                          a Delaware limited partnership

                                          By: /s/ Edwin Nordholm
                                              ----------------------------------
                                              Edwin Nordholm,
                                              President

                                          By: /s/ London Owen
                                              ----------------------------------
                                              London Owen,
                                              Chairman

                          [SIGNATURE PAGE TO AGREEMENT]

                                    EXHIBIT A

         This Exhibit A applies to the qualification for sale to the public of Registrable Securities in accordance with Canadian Law pursuant to the Registration Rights Agreement which is attached.

         1.       PROSPECTUS CLEARANCE.

                  In the event of a request made pursuant to Section 2(a) of the Registration Rights Agreement to which this Exhibit A applies, the Company shall promptly do all things necessary to qualify the Registrable Securities specified in the notice of the Initiating Holders and the Requesting Holders (the "Qualified Shares") for distribution or distribution to the public in all provinces of Canada. In order to comply with its obligations under this Section 1, the Company shall as expeditiously as practicable:

                  (a) prepare and file under the applicable laws of each of the provinces of Canada, a preliminary prospectus (in English and French languages, as appropriate) and such other documents as may be required pursuant to all applicable laws and policy statements to qualify the Qualified Shares for distribution or distribution to the public;

                  (b) as soon as possible after any comments of appropriate securities commissions and regulatory authorities on the preliminary prospectus are satisfied and in any event, no later than sixty (60) days thereafter, prepare and file under the applicable laws of each of the provinces of Canada a final prospectus (in the English and French languages, as appropriate) and take all other steps and proceedings as may be required in order to fully qualify the Qualified Shares for distribution or distribution to the public, as those terms are defined in applicable securities legislation, in each of the provinces of Canada by persons qualified pursuant to the relevant provisions of applicable securities legislation to distribute or distribute such Qualified Shares to the public;

                  (c) use its best efforts to obtain receipt and clearance therefore without delay, keeping the Initiating Holders and the Requesting Holders advised as to the initiation, progress and completion of the qualification procedure;

                  (d) prepare and file with the appropriate securities commissions such information, reports and amendments and supplements to the prospectus as may be necessary to keep it in good standing as a reporting issuer under Canadian Law;

                  (e) furnish to the Initiating and Requesting Holders such number of copies of any prospectus, including a preliminary prospectus, prepared in conformity with the requirements of the applicable securities legislation, and such other documents as any such Holder may reasonably request, in order to facilitate the public distribution or other disposition of the Qualified Shares;

                  (f) furnish to the Initiating and Requesting Holders and the underwriters, if any, (i) an opinion of counsel for the Company, and (ii) a "comfort" letter signed by the auditors who have certified the Company's financial statements included in such prospectus, each covering substantially the same matters with respect to such prospectus as are customarily covered in

                                      A-1.

opinions of issuer's counsel and in accountant's comfort letters delivered to the underwriters in underwritten public offerings of securities;

                  (g) provide and cause to be maintained a transfer agent and registrar for its common shares from and after a date not later than the effective date of the (final) prospectus;

                  (h) use its best efforts to list its common shares on either the Toronto or Montreal stock exchanges;

                  (i) enter into customary agreements (including if the method of distribution is by means of an underwriting, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of the Qualified Shares.

                                      A-2.

                   AMENDMENT TO REGISTRATION RIGHTS AGREEMENT

         This Amendment to Registration Rights Agreement (this "Amendment") amends the Registration Rights Agreement dated as of October 15, 1998 entered into by the parties to this Amendment (the "Registration Rights Agreement").

         Since the date of the Registration Rights Agreement, Medical Research Group, Inc. ("MRG"), successor to the business and assets of Medical Research Group, LLC, has assigned to Alfred E. Mann ("Mann") all of its rights arising under and pursuant to the Credit Agreement entered into as of October 15, 1998, as amended by the Amendment and Supplement to Line of Credit Agreement also dated as of October 15, 1998 (collectively the "Credit Agreement") and the related Promissory Note and General Security Agreement entered into pursuant to the Credit Agreement. The purpose of this Amendment is to amend the Registration Rights Agreement to reflect the assignment of the rights of MRG to Mann and the assumption of the obligations of MRG by Mann under the Registration Rights Agreement.

         The Registration Rights Agreement is hereby amended as follows:

         (a) All references to the "Purchasers" shall be deemed to refer to Mann and McLean Watson and not to include MRG.

         (b) All references to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended by the Amendment to Loan Documents dated as of March ___, 2000 among the parties to this Amendment.

         (c) MRG shall have no further rights or obligations under the Registration Rights Agreement, and this Amendment shall serve as a novation of the Registration Rights Agreement among CTL, Mann and McLean Watson.

         Except as amended by this Amendment the Registration Rights Agreement shall remain in full force and effect.

CTL IMMUNOTHERAPIES CORP.                   MCLEAN WATSON ADVISORY, INC.

By:            /s/ John Simard              By:          /s/ Louden Owen
    ------------------------------------        --------------------------------
    John Simard, Chief Executive Officer             Louden Owen, Chairman

MEDICAL RESEARCH GROUP, INC.

By:          /s/ Ronald J. Lebel                         /s/ Alfred E. Mann
    ------------------------------------        --------------------------------
          Ronald J. Lebel, President                       Alfred E. Mann

                                       1.